As filed with the Securities and Exchange Commission on December 15, 2015

Registration No. 333-192750

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-192750

Form S-3

Registration Statement

Under

The Securities Act of 1933

HomeAway, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-0970381
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(Address of principal executive offices, including zip code)

Brian H. Sharples

HomeAway, Inc.

1011 W. Fifth Street, Suite 300

Austin, Texas 78703

(512) 684-1100

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias, Esq.

Robert T. Ishii, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

900 South Capital of Texas Hwy

Las Cimas IV, Fifth Floor

Austin, TX 78746-5546

(512) 338-5400

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment (“Post-Effective Amendment”) filed by HomeAway, Inc. (“HomeAway” or the “Company” or “Registrant”) removes from registration all shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), that remain unsold under the following registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-3 (No. 333-192750), which was filed with the SEC on December 10, 2013.

On November 4, 2015, HMS 1 Inc. (“Purchaser”), a Delaware corporation and a direct wholly owned subsidiary of Expedia, Inc. (“Parent”), and Parent entered into an agreement and plan of reorganization (the “Merger Agreement”) with the Company. Pursuant to the Merger Agreement, on December 15, 2015, Purchaser will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger, and then immediately following the First Merger, the Company will merge with and into Expedia (such merger together with the First Merger, the “Mergers”), with Expedia being the surviving corporation.

In connection with the Mergers, the Company is terminating all offers and sales of the securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all Common Stock registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 15th day of December, 2015.

HomeAway, Inc.

By:	/s/ Brian H. Sharples
Brian H. Sharples
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this Post-Effective Amendment to the above-referenced Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian H. Sharples	Director, President and Chief Executive Officer (principal executive officer)	December 15, 2015
Brian H. Sharples

/s/ Lynn Atchison	Chief Financial Officer (principal financial officer and principal accounting officer)	December 15, 2015
Lynn Atchison

/s/ Charles C. Baker	Director	December 15, 2015
Charles C. Baker

/s/ Simon Breakwell	Director	December 15, 2015
Simon Breakwell

/s/ Jeffrey D. Brody	Director	December 15, 2015
Jeffrey D. Brody

/s/ Kevin Krone	Director	December 15, 2015
Kevin Krone

/s/ Carl G. Shepherd	Director	December 15, 2015
Carl G. Shepherd

/s/ Simon Lehmann	Director	December 15, 2015
Simon Lehmann

/s/ Christopher P. Marshall	Director	December 15, 2015
Christopher P. Marshall

/s/ Tina Sharkey	Director	December 15, 2015
Tina Sharkey